Exhibit 10.1

13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478

January 15, 2018

Amerino Gatti
via Email

Dear Amerino:
I am delighted that you have agreed to join Team, Inc. (“Team” or the “Company”) as Chief Executive Officer of the Company. All of us are pleased with your decision and excited about working with you in your new role. The purpose of this letter is to confirm our mutual understanding of the specific details of Team’s employment offer to you. The specific details of your position at Team are:
Start Date: Your start date is January 24, 2018 (the “Effective Date”).
Position: You will be appointed as Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”) effective as of the Effective Date.
Reporting Relationship: You will report directly and only to the Board.
Duties: You will have duties and responsibilities commensurate with the position of Chief Executive Officer. You will devote substantially all of your business time to performing your duties and responsibilities with the Company.
Location: Your work location will be Sugar Land, Texas, subject to reasonable travel in connection with the performance of your duties.
Outside Board Membership: To the extent appropriate in light of your duties and responsibilities with the Company, you shall be permitted to serve as a member of the board of directors of one public or private for-profit corporation, upon prior approval by the Board.
Salary: You will have an initial base salary (“Base Salary”) of $850,000, payable bi-weekly. The Base Salary will be reviewed prior to, or promptly following, each anniversary of the Effective Date by the Committee for possible increase (but not decrease).
Annual Bonus: During each year of your employment with the Company, you will have an annual cash bonus opportunity under the Company’s Annual Cash Incentive Plan (the “Annual Bonus”). For 2018, the Annual Bonus payable to you shall not be pro-rated for a partial year.

Your actual Annual Bonus payment each year will be determined based on the level of achievement of the financial and operational performance goals of both you and the Company established by the Committee, which shall be consistent with the performance goals applicable to annual bonuses payable to other senior executives of the Company in any such applicable year. For the 2018 Annual Bonus and each subsequent year thereafter, the target Annual Bonus will be 100% of Base Salary and will scale to 200% of Base Salary as a maximum bonus (for clarity, for 2018, the maximum Annual Bonus would be $1,700,000), based upon achievement against performance goals as outlined above.
Equity Compensation:
Initial Award. As soon as administratively practicable following the Effective Date, the Company will grant to you a one-time restricted stock unit award covering 350,000 shares of Company common stock (the “Initial Award”). The Initial Award will vest upon achievement of the following stock price milestones prior to the fifth anniversary of the date of grant, subject to your continued employment with the Company through the date on which each applicable milestone is achieved:

•	20% upon achievement of a Company stock price of $20

•	20% upon achievement of a Company stock price of $25

•	20% upon achievement of a Company stock price of $30

•	20% upon achievement of a Company stock price of $35

•	20% upon achievement of a Company stock price of $40
provided, that any installment of the Initial Award for which the applicable stock price milestone is achieved prior to the first anniversary of the grant date shall vest on the first anniversary of the grant date, subject to the your continued employment through such anniversary date. Any unvested portion of the Initial Award remaining outstanding will terminate automatically on the fifth anniversary of the grant date. For purposes of measuring the achievement of the stock price milestones, the Company stock price will be measured based on a 20-day consecutive volume-weighted average stock price. The stock price milestones will be adjusted to reflect any stock split, stock dividend, or other extraordinary event affecting the capitalization of the Company. Each portion of the Initial Award that becomes vested will be settled in shares of Company common stock, less applicable tax withholding, within 30 days following the applicable vesting date.
In addition, in the event of a Change in Control (as defined in the Company’s 2016 Equity Incentive Plan) at a time when some portion of the Initial Award remains unvested, achievement of the relevant stock price milestones above shall be determined at the time of the Change in Control based upon the price per share received by public Company shareholders as consideration in such Change in Control (for clarity, without the necessity of the 20-day consecutive average stock price) or, if no consideration is paid to shareholders in connection with the Change in Control, then the volume-weighted average stock price during the 20-day period ending on, and including, the last trading day immediately preceding the Change in Control will be the measuring criteria hereunder. Any portion of the Initial Award that is outstanding and unvested at the time of the Change in Control that does not become vested in accordance with the preceding sentence shall be automatically forfeited upon the occurrence of the Change in Control.
The foregoing is only a summary of the terms of the Initial Award, the full terms and conditions of which are set forth in the award agreement, the form of which is attached to this offer letter as Exhibit A.
2018 Annual Award Opportunity. You will have an aggregate 2018 long-term incentive opportunity of $1,050,000, consisting of (i) performance stock units with a grant date fair value of $650,000, which will be granted in the first quarter of 2018 in accordance with the Company’s ordinary course grant practice (subject to your employment on the grant date), with performance metrics measured over a 2-year performance period which will be payable to you (if earned) in 2020, and (ii) time-based restricted stock units with a grant date fair value of $400,000, which will be granted in the fourth quarter of 2018, or earlier, (subject to your employment on the grant date) in accordance with the Company’s ordinary course grant practice, and will vest ratably over a 4-year period. The terms and conditions applicable to such awards, including vesting requirements, will be consistent with the terms and conditions applicable to the 2018 annual equity awards granted to similarly-situated senior executives as determined by the Committee, except as provided below.
It is expected that you will be granted a substantially similar grant date value of annual equity awards in each year following 2018 during which you continue employment with the Company as Chief Executive Officer; however, the actual grant date value of annual equity awards granted to you in each such year shall be determined by the Committee in its discretion.
Solely with respect to annual time-based equity awards that have been granted to you during 2018 and 2019 (and, for purposes of clarity, not with respect to any annual performance-based equity awards that have been granted to you during 2018 and 2019, any annual equity awards granted to you from and after 2020, or the Initial Award (as defined above)) (the “2018 & 2019 Annual Time-Based Awards”), in the event that you experiences an Involuntary Separation from Service Without Cause or a Voluntary Separation from Service for Good Reason (as such terms are defined under the Company’s Corporate Executive Officer Compensation and Benefits Continuation Policy as in effect from time to time (the “Policy”)), then any 2018 & 2019 Annual Time-Based Awards that remain unvested at the time of such termination of employment will become immediately vested upon such termination and will be paid to you over the designated payment schedule, in consideration of you entering into the general release and non-compete agreement with the Company as provided in the Policy.

Paid Time Off: You be eligible for paid time off in accordance with the Company’s Flexible Time Off Program, as in effect from time to time.
Severance Plan: You will be eligible to participate in the Policy (which includes customary non-compete and release requirements), as in effect from time to time, a copy of which has been made available to you. For purposes of your participation in the Policy, “Involuntary Separation from Service Without Cause” shall include your failure to devote substantially all of your business time to your duties and responsibilities with the Company, provided that you receive written notice from the Board reasonably identifying the facts and circumstances alleged to constitute such failure, and you have not cured such facts and circumstances within 30 days following receipt of such notice.
Employee Benefits: During your employment with the Company, you will be eligible for employee benefits on the terms generally provided by the Company to its senior executives from time to time.
Indemnification: You will be entitled to indemnification pursuant to the Company’s by-laws, and will be covered by the Company’s directors and officers insurance policy, as in effect from time to time, to the same extent as other senior executives and directors of the Company.
Legal Fees: You shall be reimbursed for the reasonable, documented legal fees incurred by you in the review, negotiation and drafting of this Offer Letter (including the related term sheet) and any ancillary documents up to a maximum of $20,000.
Governing Law; Forum: This offer letter shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. You agree that any claim relating to, or arising under, this offer letter, or otherwise relating to your employment with the Company, shall be brought exclusively in the courts of Harris County, Texas.

Miscellaneous: You shall be subject to the Company’s policies as in effect from time to time, including with respect to recoupment of compensation.
As with all of our employees, you will be subject to our applicable employment and other policies as outlined in our employment handbook and elsewhere. Your employment will be at-will, meaning that you or Team may terminate the employment relationship at any time, with or without cause, and with or without notice.

Sincerely,

/s/ Louis A. Waters

Louis A. Waters
Chairman of the Board of Directors

Agreed and Acknowledged:

Employee Signature	/s/ Amerino Gatti

Date	January 15, 2018
Amerino Gatti

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